EXHIBIT 3.3

[GRAPHIC  OMITTED]     DEAN  HELLER                    [GRAPHIC  OMITTED]
                       Secretary  of  State
                       204  North  Carson  Street,  Suite  1
                       Carson  City,  Nevada  89701-4299
                       (775)  684-5708
                       Website:  secretaryofstate.biz


CERTIFICATE  OF  AMENDMENT
(PURSUANT  TO  NRS  78.385  and  78.390)


              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
          (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)

1.  Name  of  corporation:

Netmeasure  Technology,  Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article  First:  The  name  of  the  corporation  shall  be  Sorell,  Inc.





3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:

a majority of those authorized

4.  Effective  date  of  filing  (optional):

5.  Officer  Signature  (required):  \s\  Bon  Kwan  Koo
                                     -------------------

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This  form  must  be  accompanied  by  the  appropriate  fees